EX-99.1 PRESS RELEASE

          J.F. Lehman Acquires Safeguard Scientifics' Holdings in OAOT

                 Cash Deal Values OAOT Stock at $1.65 Per Share

  Long-Time OAOT Board Member, Dr. John F. Lehman, Named Chairman of the Board

Greenbelt, Maryland, October 23, 2001 -- OAO Technology Solutions, Inc. (Nasdaq:
OAOT) today announced that Terrapin Partners Subsidiary LLC ("Terrapin Partners"), a J.F. Lehman & Company affiliate, has acquired all 5.7 million shares of OAOT common stock held by Safeguard Scientifics, Inc. and two of its affiliates ("Safeguard"). Terrapin Partners paid $9.4 million in cash, or $1.65 per share, for the 5.7 million shares of OAOT stock held by Safeguard. Terrapin Partners also issued to Safeguard $2.0 million of convertible preferred stock, or $0.35 per share, for each OAOT share purchased.

In addition to affiliates of J.F. Lehman & Company, other members of Terrapin Partners include Cecile D. Barker, vice chairman of OAOT's board of directors, Gregory A. Pratt, president and chief executive officer of OAOT, and J. Jeffrey Fox, senior vice president of finance and chief financial officer of OAOT. Each of these individuals exchanged existing shares of OAOT for interests in Terrapin Partners, allowing Barker, Pratt, and Fox to retain indirect ownership positions in OAOT. Voting power was provided to Terrapin Partners with respect to certain shares owned by Barker that could not be exchanged.

A special committee of independent directors of OAOT's board of directors was constituted to review the transactions as they relate to OAOT and its stockholders. After its review, the special committee recommended approval of the transactions to the full board of directors. On October 11, 2001, the board of directors unanimously approved the transactions.

Dr. John F. Lehman, who has served as a member of OAOT's board of directors since 1997, has been named chairman of the board. A founding member of J.F. Lehman & Company, Lehman replaces Jerry L. Johnson, executive vice president of Safeguard and who has served as OAOT's chairman since 1996. Louis N. Mintz, a principal with J.F. Lehman & Company, will replace Mr. Johnson on the Company's board.

Dr. Lehman also serves on the boards of Ball Corporation, ISO Corporation and J.F. Lehman & Company's other portfolio investments. Prior to the formation of J.F. Lehman & Company, Dr. Lehman was Secretary of the Navy for six years in the Reagan administration, served as a staff member to Dr. Henry Kissinger on the National Security Council and was an investment banker at Paine Webber Inc.

"This is a very positive step for OAOT," stated Greg Pratt. "John Lehman is a widely respected and financially savvy executive with an intimate knowledge of our Company and its operations. We've orchestrated an orderly transfer of shares from Safeguard to Terrapin Partners, with a 35% premium on the recent value of the stock."

As a result of these transactions Terrapin Partners now holds 8.9 million common shares or the voting rights to common shares of OAOT stock, which represent approximately 46% of the outstanding shares of the Company.

According to Lehman, "We are enthusiastic about the prospects for OAOT. Given the Company's recent contract awards and strong backlog, we believe OAOT is well-positioned to extend its application integration expertise to respond to the IT challenges faced by organizations throughout the world." He added, "Jerry Johnson has been associated with OAOT since Safeguard made the investment in the Company. During this time, he has played a key role in taking the Company public, enhancing profitability and maintaining shareholder value in challenging market conditions. Dr. Lehman continued, "We intend to continue developing this mutually beneficial relationship with Safeguard and look forward to future collaborative opportunities."

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About J. F. Lehman & Company
--------------------------------------------------------------------------------

J.F. Lehman & Company, founded in 1991, is a private equity firm focused on investing in niche manufacturing and service companies with significant engineering and technical content. The firm has completed 10 acquisitions with an aggregate value of approximately $750 million. J.F. Lehman & Company has offices in New York and Washington.

About OAOT
OAO Technology Solutions, Inc. is a global provider of information technology and eBusiness solutions. Headquartered in Greenbelt, Maryland, the Company's 2,200 employees work in 200 locations throughout the world. The Company's web site can be accessed at www.oaot.com. Please direct media inquiries to Deborah Starke at 301-486-0400 or media@oaot.com. For investor relations information please contact Karen Vahouny of Qorvis Communications, at 703-744-7809 or J. Jeffrey Fox at 301-486-2402, or send an e-mail to IR@oaot.com.

SAFE HARBOR STATEMENT: This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's current beliefs and expectations as to its future performance. Future events and the Company's actual future results may differ materially from the results, performance or expectations reflected in those forward-looking statements based on the factors described below, among others. The marketplace for software and services of the type offered by OAOT is highly competitive and our business results could suffer due to competitive factors. Our results of operations would also be adversely affected by a change in the prevailing technology away from outsourcing IT applications, the inability of the company to make necessary enhancements or developments to its existing software products, the loss of or decrease in revenues and potential pricing pressure on contracts with a strategic customer, the lower than expected revenue growth and profitability of the newly signed AMS contract and contracts with other non-strategic customers, customers potential exercise of early termination clauses in long-term contracts that could reduce contract backlog, and the risk that forecasted revenue will be achieved in the time frame anticipated and that costs may be higher than expected in the forecasted amounts. Refer to our Form 10-K for the year ended December 31, 2000 for additional risk factors that could adversely impact the Company or that could cause future results to differ from the results, performance or expectations reflected in our forward-looking statements. The Company undertakes no duty to publicly update any "forward-looking statements", whether as a result of new information, future events or otherwise.

The various trademarks and service marks identified herein are the property of their respective owners and OAOT makes no claim to such properties.

Copyright(C)2001 by OAO Technology Solutions, Inc.(R) All rights reserved